                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                            (Amendment No.      17)*
                                         -----------

                        AMERICAN BUSINESS PRODUCTS, INC.
                                (Name of Issuer)

                           COMMON STOCK $2 PAR VALUE
                         (Title of Class of Securities)

                                   024763104
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person : (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 pages

                                      13G
CUSIP NO.  024763104                                          Page 2 of 8 Pages


1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Curtis Investment Company, LP
         58-6037176
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                  A [_]
                    Joint Filing  B [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia Limited Partnership
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                       3,692,112
                  --------------------------------------------------------------
    NUMBER OF
     SHARES      6  SHARED VOTING POWER
  BENEFICIALLY
     OWNED BY          -0-
      EACH        --------------------------------------------------------------
   REPORTING
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH
                       3,692,112
                  --------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,692,112
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [_]

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.5%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                      13G
CUSIP NO.  024763104                                          Page 3 of 8 Pages

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lonnie C. Baxter
          ###-##-####
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                     A [_]
                       Joint Filing  B [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                                  3,911,071
                         -------------------------------------------------------
       NUMBER OF
       SHARES            6  SHARED VOTING POWER
     BENEFICIALLY
      OWNED BY                  62,785
        EACH             -------------------------------------------------------
       REPORTING
        PERSON           7  SOLE DISPOSITIVE POWER
         WITH
                                  3,911,071
                         -------------------------------------------------------

                         8  SHARED DISPOSITIVE POWER

                                  62,785
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,846,358
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [_]

   Excludes:  Trustee          77,454        Arcadia            2,250
              Custodian         6,102        Trust RBC         41,692
                                                              -------
                                                              127,498

--------------------------------------------------------------------------------

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     23.4%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                AMENDMENT NO. 17
                                       TO
                                  STATEMENT ON
                                  SCHEDULE 13G
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                                  ON BEHALF OF
                         CURTIS INVESTMENT COMPANY, LP
                                      AND
                                LONNIE C. BAXTER


CUSIP NO.  024763 10 4                                            Page 4 of 8


                                  SCHEDULE 13G


ITEM 1 (a) - NAME OF ISSUER
---------------------------

     AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
----------------------------------------------------------

     2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (a) - NAME OF PERSON FILING
----------------------------------

     Curtis Investment Company, LP

ITEM 2 (b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE
-------------------------------------------------

     2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (c) - CITIZENSHIP
------------------------

     Georgia Limited Partnership

ITEM 2 (d) - TITLE OF CLASS OF SECURITIES
-----------------------------------------

     Common Stock, $2 Par Value

ITEM 2 (e) - CUSIP NUMBER
-------------------------

     024763 10 4

ITEM 3
------

     This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b)

ITEM 4 - OWNERSHIP AS OF DECEMBER 31, 1996
------------------------------------------

     (a)   Amount Beneficially Owned:  3,692,112
     (b)   Percent of Class:  22.5%
     (c)   Number of shares as to which such person has:
           (i)   sole power to vote or to direct the vote:  3,692,112
           (ii)  shared power to vote or to direct the vote:  0
           (iii) sole power to dispose or to direct the disposition of:
                 3,692,112
           (iv)  shared power to dispose or to direct the disposition of:  0

CUSIP NO.  0247630 10 4                                            Page 5 of 8


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
-----------------------------------------------------

     Not applicable

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
------------------------------------------------------------------------

     Not applicable

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
-------------------------------------------------------------------------------
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
--------------------------------------------------------

     Not applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------------------------------------------------------------------

     Not applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP
---------------------------------------

     Not applicable

ITEM 10 - CERTIFICATION
-----------------------

     Not applicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

                                CURTIS INVESTMENT COMPANY, LP



                                BY: /s/ Lonnie C. Baxter
                                    -----------------------------------------
                                       Lonnie C. Baxter
                                       Managing General Partner

                                AMENDMENT NO. 17
                                       TO
                                  STATEMENT ON
                                  SCHEDULE 13G
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                                  ON BEHALF OF
                         CURTIS INVESTMENT COMPANY, LP
                                      AND
                                LONNIE C. BAXTER


CUSIP NO.  024763 10 4                                             Page 6 of 8


                                  SCHEDULE 13G


ITEM 1 (a) - NAME OF ISSUER
---------------------------

     AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
----------------------------------------------------------

     2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (a) - NAME OF PERSON FILING
----------------------------------

     Lonnie C. Baxter

ITEM 2 (b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE
-------------------------------------------------

     2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (c) - CITIZENSHIP
------------------------

     United States of America

ITEM 2 (d) - TITLE OF CLASS OF SECURITIES
-----------------------------------------

     Common Stock, $2 Par Value

ITEM 2 (e) - CUSIP NUMBER
-------------------------

     024763 10 4

ITEM 3
------

     This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b)

ITEM 4 - OWNERSHIP AS OF DECEMBER 31, 1996
------------------------------------------

     (a) Amount Beneficially Owned:  3,846,358
     (b) Percent of Class:  23.4%
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:  3,911,071
         (ii) shared power to vote or to direct the vote: 62,785 (consist of 21,093 shares held of record by Henry Curtis Family Trust of 1990 of which Ms. Baxter is a co-trustee and 41,692 shares owned by the Residuary Trust under the Will of Richard B. Curtis for which Ms. Baxter shares voting and investment power with Richard B. Curtis, Jr. and SunTrust Bank, Atlanta.)

         (iii) sole power to dispose or to direct the disposition of:
               3,911,071

CUSIP NO.  024763 10 4                                            Page 7 of 8



         (iv) shared power to dispose or to direct the disposition of: 62,785 (consist of 21,093 shares held of record by Henry Curtis Family Trust of 1990 of which Ms. Baxter is a co- trustee and 41,692 shares owned by the Residuary Trust under the Will of Richard B. Curtis for which Ms. Baxter shares voting and investment power with Richard B. Curtis, Jr. and SunTrust Bank, Atlanta.)

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
-----------------------------------------------------

     Not applicable

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
------------------------------------------------------------------------

     Not applicable

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
-------------------------------------------------------------------------------
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
--------------------------------------------------------

     Not applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------------------------------------------------------------------

     Not applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP
---------------------------------------

     Not applicable

ITEM 10 - CERTIFICATION
-----------------------

     Not applicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997



                     BY:        /s/ Lonnie C. Baxter
                         ---------------------------------------------------
                                Lonnie C. Baxter

CUSIP NO.  024763 10 4                                            Page 8 of 8

                                   EXHIBIT 1



                                   AGREEMENT



     Curtis Investment Company, LP and Lonnie C. Baxter hereby agree that the attached Schedule 13G, Amend No. 17 dated December 31, 1996 is filed on behalf of each of us.

Date:  February 7, 1997



                             /s/ Lonnie C. Baxter
                             -------------------------------------------------
                             Lonnie C. Baxter


                             CURTIS INVESTMENT COMPANY, LP



                             By: /s/ Lonnie C. Baxter
                                 ----------------------------------------------
                                Lonnie C. Baxter
                                Managing General Partner